NEWS RELEASE
Cleveland-Cliffs Reports Third-Quarter 2024 Results

CLEVELAND—November 4, 2024—Cleveland-Cliffs Inc. (NYSE: CLF) today reported third-quarter results for the period ended September 30, 2024.
Third-Quarter 2024 Highlights
•Revenues of $4.6 billion
•Steel shipments of 3.8 million net tons
•GAAP net loss of $230 million and adjusted net loss1 of $156 million
•Adjusted EBITDA2 of $124 million
•Does not include Stelco's third-quarter adjusted EBITDA3 of US$64 million and adjusted EBITDA3 margin of 13%
•Liquidity of $3.8 billion as of September 30, 2024

Third-quarter 2024 revenues were $4.6 billion, compared to $5.1 billion in the second quarter of 2024. For the third quarter of 2024, the Company recorded a GAAP net loss of $0.52 per diluted share to Cliffs shareholders and adjusted net loss1 of $0.33 per diluted share. Included in the GAAP results were discrete charges and losses totaling $145 million, primarily related to an arbitration decision and acquisition-related expenses.
Cliffs’ Chairman, President and CEO Lourenco Goncalves said: “In Q3, weaker demand and pricing drove tighter margins, and ultimately led us to temporarily idle our Cleveland #6 blast furnace. We achieved our lowest unit cost since 2021, exceeding our already aggressive cost reduction targets, but that was not enough to offset the negative impact of two of our top four automotive clients who continue to underperform their own expectations. Due to our high exposure to the automotive sector, Cliffs was more affected than our competitors."
Mr. Goncalves continued: “We are thrilled to have closed on the acquisition of Stelco last week. Stelco’s portfolio of business is very different from ours, with virtually no exposure to the automotive sector. Stelco’s low-cost, efficient assets will make us more resilient in times of underperformance from the automotive clients. Stelco’s industry-best third-quarter adjusted EBITDA margin is direct proof of the cost advantages and strong business model Cliffs will benefit from. Unlike our previous acquisitions, which were underperforming companies needing significant capital investment, Stelco’s assets are well capitalized and are a major contributor to us on day 1."
Mr. Goncalves concluded: "For 2025, we’ve set a much lower capital budget, even after including the strategic projects that are expected to boost annual EBITDA by over $600 million once completed. Additionally, lower coal costs will bring a $70 million benefit next year compared to 2024. We expect steel demand to rebound in early 2025, supported by a number of economic and political factors. With Stelco’s assets and our cost reductions, we’re well-positioned to capitalize on this upswing and will be able to reduce acquisition debt quickly with healthy free cash flow."
Steelmaking Segment Results

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended
	2024	2023	2024	2023	June 30, 2024
External Sales Volumes - In Thousands
Steel Products (net tons)	3,840	4,106	11,769	12,393	3,989
Selling Price - Per Net Ton
Average net selling price per net ton of steel products	$1,045	$1,203	$1,116	$1,196	$1,125
Operating Results - In Millions
Revenues	$4,419	$5,443	$14,361	$16,377	$4,915
Cost of goods sold*	(4,533)	(4,970)	(14,060)	(15,181)	(4,770)
Gross margin	$(114)	$473	$301	$1,196	$145
*Includes $71 million arbitration decision.

Third-quarter 2024 steel product sales volumes of 3.8 million net tons consisted of 36% hot-rolled, 28% coated, 17% cold-rolled, 4% plate, 4% stainless and electrical, and 11% other, including slabs and rail.
Steelmaking revenues of $4.4 billion included $1.3 billion, or 30%, of direct sales to the automotive market; $1.3 billion, or 30%, of sales to the distributors and converters market; $1.2 billion, or 26%, of sales to the infrastructure and manufacturing market; and $608 million, or 14%, of sales to steel producers.
Stelco Third-Quarter Highlights3
Cliffs' acquisition of Stelco closed on November 1, 2024. Key highlights of Stelco's third-quarter 2024 results include:
•Steel shipments of 639,000 net tons, including 66% hot-rolled
•Revenues of US$480 million
•Steel average selling price of US$725 per net ton
•Adjusted EBITDA of US$64 million
•Capital expenditures of US$32 million

Capital Expenditures Outlook
Cliffs lowered its full-year 2024 expected capital expenditures range by $50 million to $600 to $650 million, from its previous range of $650 to $700 million.
Additionally, Cliffs expects standalone (excluding Stelco) full-year 2025 capital expenditures to be approximately $600 million, inclusive of strategic growth projects at Middletown, Butler and Weirton.
Sustaining capital spend from Stelco is expected to be approximately US$100 million annually.
Cleveland-Cliffs Inc. will host a conference call on November 5, 2024, at 8:30 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com.
About Cleveland-Cliffs Inc.
Cleveland-Cliffs is a leading North America-based steel producer with focus on value-added sheet products, particularly for the automotive industry. The Company is vertically integrated from the mining of iron ore, production of pellets and direct reduced iron, and processing of ferrous scrap through primary steelmaking and downstream finishing, stamping, tooling, and tubing. Headquartered in Cleveland, Ohio, Cleveland-Cliffs employs approximately 30,000 people across its operations in the United States and Canada.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. All statements other than historical facts, including, without limitation, statements regarding our current expectations, estimates and projections about our industry or our businesses, are forward-looking statements. We caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: continued volatility of steel, iron ore and scrap metal market prices, which directly and indirectly impact the prices of the products that we sell to our customers; uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry; potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity, oversupply of iron ore, prevalence of steel imports and reduced market demand; severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges of one or more of our major customers, key suppliers or contractors, which, among other adverse effects, could disrupt our operations or lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us; risks related to U.S. government actions with respect to Section 232 of the Trade Expansion Act of 1962 (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports; impacts of existing and increasing governmental regulation, including potential environmental regulations relating to climate change and carbon emissions, and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements, and reclamation and remediation obligations; potential impacts to the environment or exposure to hazardous substances resulting from our operations; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit our financial flexibility and cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business, or to repurchase our common shares; our ability to reduce our indebtedness or return capital to shareholders within the currently expected timeframes or at all; adverse changes in credit ratings, interest rates, foreign currency rates and tax laws; the outcome of, and costs incurred in connection with, lawsuits, claims, arbitrations or governmental proceedings relating to commercial and business disputes, antitrust claims, environmental matters, government investigations, occupational or personal injury claims, property-related matters, labor and employment matters, or suits involving legacy operations and other matters; supply chain disruptions or changes in the cost, quality or availability of energy sources, including electricity, natural gas and diesel fuel, critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap metal, chrome, zinc, other alloys, coke and metallurgical coal, and critical manufacturing equipment and spare parts; problems or disruptions associated with transporting products to our customers, moving manufacturing inputs or products internally among our facilities, or suppliers transporting raw materials to us; the risk that the cost or time to implement a strategic or sustaining capital project may prove to be greater than originally anticipated; our ability to consummate any public or private acquisition transactions and to realize any or all of the anticipated benefits or estimated future synergies, as well as to successfully integrate any acquired businesses into our existing businesses; uncertainties associated with natural or human-caused disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events; cybersecurity incidents relating to, disruptions in, or failures of, information technology systems that are managed by us or third parties that host or have access to our data or systems, including the loss, theft or corruption of sensitive or essential business or personal information and the inability to access or control systems; liabilities and costs arising in connection with any business decisions to temporarily or indefinitely idle or permanently close an operating facility or mine, which could adversely impact the carrying value of associated assets and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with restarting any previously idled operating facility or mine; our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks; uncertainties associated with our ability to meet customers' and suppliers' decarbonization goals and reduce our greenhouse gas emissions in alignment with our own announced targets; challenges to maintaining our social license to operate with our stakeholders, including the impacts of our operations on local communities, reputational impacts of operating in a carbon-intensive industry that produces greenhouse gas emissions, and our ability to foster a consistent operational and safety track record; our actual economic mineral reserves or reductions in current mineral reserve estimates, and any title defect or loss of any lease, license, easement or other possessory interest for any mining property; our ability to maintain satisfactory labor relations with unions and employees; unanticipated or higher costs associated with pension and other post-employment benefit obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations; uncertain availability or cost of skilled workers to fill critical operational positions and potential labor shortages caused by experienced employee attrition or otherwise, as well as our ability to attract, hire, develop and retain key personnel; the amount and timing of any repurchases of our common shares; potential significant deficiencies or material weaknesses in our internal control over financial reporting; the risk that the Stelco acquisition may be less accretive than expected, or may be dilutive, to Cliffs’ earnings per share, which may negatively affect the market price of Cliffs’ common shares; the risk that adverse reactions or changes to business or regulatory relationships may result from the Stelco acquisition; the risk that the financing transactions undertaken in connection with the Stelco acquisition may have a negative impact on the combined company’s credit profile, financial condition or financial flexibility; the possibility that the anticipated benefits of the Stelco acquisition are not realized to the same extent as projected and that the integration of the acquired business into our existing business, including uncertainties associated with maintaining relationships with customers, vendors and employees, is not as successful as expected; the risk that future synergies from the Stelco acquisition may not be realized or may take longer than expected to achieve; the possibility that the business and management strategies currently in place or implemented in the future for the maintenance, expansion and growth of the combined company’s operations may not be as successful as anticipated; the risk associated with the retention and hiring of key personnel, including those of Stelco; the risk that the Stelco acquisition could have adverse effects on the market price of Cliffs' common shares; and the risk of any unforeseen liabilities and future capital expenditures related to the Stelco acquisition.

For additional factors affecting the business of Cliffs, refer to Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, and other filings with the U.S. Securities and Exchange Commission.

SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Senior Director, Corporate Communications (216) 694-5316		James Kerr Director, Investor Relations (216) 694-7719
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended
(In millions, except per share amounts)	2024	2023	2024	2023	June 30, 2024
Revenues	$4,569	$5,605	$14,860	$16,884	$5,092
Operating costs:
Cost of goods sold	(4,673)	(5,125)	(14,517)	(15,661)	(4,930)
Selling, general and administrative expenses	(112)	(139)	(347)	(415)	(103)
Acquisition-related costs	(14)	(5)	(14)	(5)	—
Restructuring and other charges	(2)	—	(131)	—	(25)
Asset impairments	—	—	(79)	—	(15)
Miscellaneous – net	(27)	(11)	(63)	(26)	(13)
Total operating costs	(4,828)	(5,280)	(15,151)	(16,107)	(5,086)
Operating income (loss)	(259)	325	(291)	777	6
Other income (expense):
Interest expense, net	(102)	(70)	(235)	(226)	(69)
Loss on extinguishment of debt	—	—	(27)	—	(6)
Net periodic benefit credits other than service cost component	62	50	184	150	62
Changes in fair value of foreign currency contracts, net	(7)	—	(7)	—	—
Other non-operating income (expense)	—	(2)	3	4	1
Total other expense	(47)	(22)	(82)	(72)	(12)
Income (loss) from continuing operations before income taxes	(306)	303	(373)	705	(6)
Income tax benefit (expense)	76	(29)	99	(118)	15
Income (loss) from continuing operations	(230)	274	(274)	587	9
Income from discontinued operations, net of tax	—	1	—	2	—
Net income (loss)	(230)	275	(274)	589	9
Income attributable to noncontrolling interests	(12)	(11)	(33)	(35)	(7)
Net income (loss) attributable to Cliffs shareholders	$(242)	$264	$(307)	$554	$2

Earnings (loss) per common share attributable to Cliffs shareholders - basic
Continuing operations	$(0.52)	$0.52	$(0.64)	$1.08	$0.00
Discontinued operations	0.00	0.00	0.00	0.00	0.00
	$(0.52)	$0.52	$(0.64)	$1.08	$0.00
Earnings (loss) per common share attributable to Cliffs shareholders - diluted
Continuing operations	$(0.52)	$0.52	$(0.64)	$1.08	$0.00
Discontinued operations	0.00	0.00	0.00	0.00	0.00
	$(0.52)	$0.52	$(0.64)	$1.08	$0.00
The sum of quarterly EPS may not equal EPS for the year-to-date period based on changes in share count due to discrete quarterly calculations.

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

(In millions)	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$39	$198
Accounts receivable, net	1,583	1,840
Inventories	4,236	4,460
Other current assets	169	138
Total current assets	6,027	6,636
Non-current assets:
Property, plant and equipment, net	8,687	8,895
Goodwill	1,005	1,005
Pension and OPEB assets	378	329
Other non-current assets	699	672
TOTAL ASSETS	$16,796	$17,537
LIABILITIES
Current liabilities:
Accounts payable	$1,983	$2,099
Accrued employment costs	413	511
Accrued expenses	379	380
Other current liabilities	480	518
Total current liabilities	3,255	3,508
Non-current liabilities:
Long-term debt	3,774	3,137
Pension and OPEB liabilities	666	821
Deferred income taxes	567	639
Other non-current liabilities	1,439	1,310
TOTAL LIABILITIES	9,701	9,415
TOTAL EQUITY	7,095	8,122
TOTAL LIABILITIES AND EQUITY	$16,796	$17,537

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
OPERATING ACTIVITIES
Net income (loss)	$(230)	$275	$(274)	$589
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	235	249	693	738
Restructuring and other charges	2	—	131	—
Asset impairments	—	—	79	—
Pension and OPEB credits	(53)	(40)	(157)	(119)
Loss on extinguishment of debt	—	—	27	—
Other	19	163	66	253
Changes in operating assets and liabilities:
Accounts receivable, net	191	169	258	(164)
Inventories	(37)	135	190	538
Income taxes	(34)	(153)	(46)	16
Pension and OPEB payments and contributions	(100)	(26)	(162)	(84)
Payables, accrued employment and accrued expenses	(41)	(17)	(217)	(95)
Other, net	(36)	12	(11)	(57)
Net cash provided (used) by operating activities	(84)	767	577	1,615
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(151)	(162)	(490)	(481)
Other investing activities	5	2	13	11
Net cash used by investing activities	(146)	(160)	(477)	(470)
FINANCING ACTIVITIES
Repurchase of common shares	—	(58)	(733)	(152)
Proceeds from issuance of senior notes	596	—	1,421	750
Repayments of senior notes	—	—	(845)	—
Borrowings (repayments) under credit facilities, net	(323)	(508)	47	(1,539)
Debt issuance costs	(60)	—	(73)	(34)
Other financing activities	(54)	(44)	(76)	(165)
Net cash provided (used) by financing activities	159	(610)	(259)	(1,140)
Net increase (decrease) in cash and cash equivalents	(71)	(3)	(159)	5
Cash and cash equivalents at beginning of period	110	34	198	26
Cash and cash equivalents at end of period	$39	$31	$39	$31

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE RECONCILIATION

In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented adjusted net income (loss) attributable to Cliffs shareholders and adjusted earnings (loss) per common share attributable to Cliffs shareholders - diluted. These measures are used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, showing results exclusive of certain non-recurring and/or non-cash items. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended
(In millions)	2024	2023	2024	2023	June 30, 2024
Net income (loss) attributable to Cliffs shareholders	$(242)	$264	$(307)	$554	$2
Adjustments:
Weirton indefinite idleA	(2)	—	(219)	—	(40)
Loss on extinguishment of debt	—	—	(27)	—	(6)
Acquisition-related costs	(14)	(3)	(14)	(5)	—
Acquisition-related interest expense	(32)	—	(32)	—	—
Changes in fair value of foreign currency contracts, net	(7)	—	(7)	—	—
Arbitration decision	(71)	—	(71)	—	—
Other, net	(19)	(8)	(24)	(16)	(1)
Income tax effect	59	—	106	2	(1)
Adjusted net income (loss) attributable to Cliffs shareholders	$(156)	$275	$(19)	$573	$50

Earnings (loss) per common share attributable to Cliffs shareholders - diluted	$(0.52)	$0.52	$(0.64)	$1.08	$0.00
Adjusted earnings (loss) per common share attributable to Cliffs shareholders - diluted	$(0.33)	$0.54	$(0.04)	$1.12	$0.11

A Primarily includes asset impairments, asset retirement obligation charges and employee-related costs.
The sum of quarterly EPS may not equal EPS for the year-to-date period based on changes in share count due to discrete quarterly calculations.

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and Adjusted EBITDA on a consolidated basis. These measures are used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, showing results exclusive of certain non-recurring and/or non-cash items. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended
(In millions)	2024	2023	2024	2023	June 30, 2024
Net income (loss)	$(230)	$275	$(274)	$589	$9
Less:
Interest expense, net	(102)	(70)	(235)	(226)	(69)
Income tax benefit (expense)	76	(29)	99	(118)	15
Depreciation, depletion and amortization	(235)	(249)	(693)	(738)	(228)
Total EBITDA	$31	$623	$555	$1,671	$291
Less:
EBITDA of noncontrolling interests	$20	$20	$56	$60	$15
Weirton indefinite idle	(2)	—	(219)	—	(40)
Loss on extinguishment of debt	—	—	(27)	—	(6)
Acquisition-related costs	(14)	(3)	(14)	(5)	—
Changes in fair value of foreign currency contracts, net	(7)	—	(7)	—	—
Arbitration decision	(71)	—	(71)	—	—
Other, net	(19)	(8)	(24)	(16)	(1)
Total Adjusted EBITDA	$124	$614	$861	$1,632	$323

EBITDA of noncontrolling interests includes the following:
Net income attributable to noncontrolling interests	$12	$11	$33	$35	$7
Depreciation, depletion and amortization	8	9	23	25	8
EBITDA of noncontrolling interests	$20	$20	$56	$60	$15

3 STELCO FINANCIAL RESULTS

Stelco financial information represents the historical consolidated financial information prepared by Stelco management in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board which differ in certain respects from U.S. GAAP. This financial information does not include any adjustments for differences between IFRS and US GAAP and also does not reflect any purchase accounting or pro forma adjustments as required by ASC Topic 805, Business Combinations. Due to the limited time since the closing of acquisition, the reconciliation of IFRS to US GAAP, valuation efforts and related acquisition accounting is incomplete at the time of the filing of Cliffs’ unaudited condensed consolidated financial statements. As a result, the Company is unable to provide these adjustments. This Stelco financial information should be read in conjunction with Stelco Holdings Inc.’s historical audited consolidated financial statements and notes thereto contained for the year ended December 31, 2023 and the Stelco historical unaudited interim condensed consolidated financial statements and notes thereto for prior interim periods that can be accessed through the SEDAR+ website.